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                                                                    EXHIBIT 99.2

                                                        CONTACT: Kevin G. Lowery
                                                                  (856) 969-7417
                                                                William J. Fasel
                                                       (856) 969-7428 (analysts)


o        VLASIC ANNOUNCES RESTRUCTURING OF HEADQUARTERS, REDUCING STAFF BY 20%
o        COMMENTS ON SECOND QUARTER 2000 OUTLOOK
o RETAINS MENIKOFF AS INTERIM CFO; REORGANIZES NORTH AMERICA MANAGEMENT INTO SINGLE OPERATING UNIT
o        TO HIRE INVESTMENT BANK TO HELP EXPLORE STRATEGIC DIRECTION


CHERRY HILL, NJ - February 10, 2000 - Vlasic Foods International (NYSE: VL) today announced it will reduce its headquarters staff by 20 percent and that its fiscal 2000 second quarter results, scheduled to be released on February 29, will be impacted by three items: additional charges related to trade marketing and customer deductions related primarily to fiscal 1999 and earlier; sales in its frozen foods and pickle businesses, which are each up 3 percent in dollar sales year to date, but not growing as much as expected; and various charges including product manufacturing and inventory related costs.

Second Quarter Earnings

The company announced that it expects fiscal 2000 second quarter results from continuing operations to be in the range of a loss of $0.32 to $0.36 per share. The Company said that additional charges from trade marketing and customer deductions, related primarily to fiscal 1999 and earlier, contributed approximately $0.20 per share to the expected second quarter loss. These charges result primarily from revised estimates based on new information that provided better estimates and insight to the Company following the conversion to new billing and trade marketing systems and processes after


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the conclusion of Vlasic's transition service agreement with Campbell Soup. The
Company is conducting a review of these systems and is continuing to implement processes and procedures to properly capture and analyze trade marketing spending and customer deductions. Generally accepted accounting principles
(GAAP) require management to make estimates and assumptions that affect assets and liabilities, contingent assets and liabilities, and revenues and expenses. Management continues to believe its estimates are reasonable, but results could differ from those estimates.

         Furthermore, the Company said that sales of its "Swanson" and "Vlasic" lines, while up three percent year to date, were lower than expected in its second quarter. Vlasic Foods President and Chief Executive Officer, Robert F. Bernstock commented, "While we continue to see increases in our frozen food and condiments businesses, particularly in our pickles, pot pies and dinners businesses, we had expected more robust overall growth. These lower than expected levels of sales are likely to continue and impact our earnings for the remainder of the year."

         Consumption dollar sales for both the `Vlasic' and `Swanson' businesses have grown 6 and 3 percent, respectively this fiscal year.

         The Company also expects to recognize second quarter charges for various items related to inventories and product manufacturing costs throughout all of its businesses. These charges are expected to account for approximately $0.15 per share of the loss in the quarter. These charges also include approximately $0.01 per share for the cost to clean and repair a frozen foods manufacturing facility in Omaha, Nebraska that was damaged by a boiler explosion in late December. Costs associated with the explosion are expected to be covered by the Company's insurance policy, and will have a negligible impact for the year.


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         The Company also said it has resolved certain contingencies relating to the divested Kattus gourmet foods distribution business and will reverse an accrual that will favorably impact second quarter earnings by approximately
$0.02 per share.

Reorganization of Company

The Company also announced that it plans to eliminate 45 positions, or 20 percent of its headquarters staff, to reduce costs. The reduction includes eliminating current and open positions throughout its headquarters.

         Bernstock commented, "This difficult decision to streamline the organization is in no way a reflection on our employees, because they have done an outstanding job. Rather, it reflects the need for a smaller infrastructure moving forward. With the sale of the fresh mushroom business, and the sale of our Argentine and German businesses last year, we have divested three lower-margin businesses with approximately $400 million in revenues, or approximately 30 percent of our total sales. Our reduced size now requires a smaller organizational structure." Affected employees will receive severance pay, benefits continuation and outplacement services, consistent with the Company's policies. To cover these costs, the Company will record a second quarter restructuring charge of $0.02 per share.

         The Company also has retained Peter Menikoff to serve as its interim Chief Financial Officer. Menikoff, formerly senior vice president and treasurer at Tenneco, brings more than 30 years of disciplined, financial leadership to the Company. "Peter has a wealth of experience in implementing thorough and rigid financial controls. We look forward to utilizing his constructive perspectives to strengthen our Company," said Bernstock.


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         In another move to strengthen the Company, Vlasic Foods today created a single North America business unit combining the operations of its powerful "Vlasic," "Swanson," and "Open Pit" brands. The new division will be led by Mark
I. McCallum, corporate Vice President and President - North America, who has led the turnaround of the Vlasic condiments business. "Mark is a strong leader who together with his team has overseen the reversal of consumption trends on our `Vlasic,' `Open Pit' and Canadian businesses," said Bernstock.

         The Company said it would retain an investment bank to help it explore strategic opportunities. While the Company has no preconceived ideas, these opportunities may include potential divestitures, joint manufacturing or marketing ventures, acquisitions, a merger, a recapitalization or other actions. The Company noted that there could be no assurance that any action will be pursued or that a transaction will be consummated. "As always, we will continue to explore the numerous ways in which we can build long-term shareowner wealth," said Bernstock.

     The Company previously received from its lenders a waiver of certain covenants of its senior credit facility until February 29, 2000 and is currently in discussion with its lenders to extend the waiver period. Management will also be working toward having an amended senior credit agreement, although no assurances can be given that the amendment will be completed. The Company is current on all interest payments and has no debt scheduled to mature or other principal payments due until 2003.

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FORWARD LOOKING STATEMENT

This release contains certain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section21E of the Securities Exchange Act of 1934, as amended. The Company believes the assumptions underlying the forward-looking statements, including, among other things, those relating to accounting estimates developed in connection with the application of generally accepted accounting principles, accounting policies and practices, marketing costs, future sales, inventories, insurance claims, consumption patterns, manufacturing costs, restructuring and agricultural operations are reasonable. However, any of the assumptions could be inaccurate, and therefore there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities Exchange Commission. Furthermore, the Company disclaims any obligation or intent to update any such factors or forward-looking statements to disclaim future events and developments.